Bergstrom Financial Group Trust N8F/A

Exhibit A

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF "BERGSTROM FINANCIAL GROUP TRUST", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF OCTOBER, A.D. 2025, AT 11:22 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

10367742 8100
SR# 20254275063

Authentication: 205066928
Date: 10-17-25

STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the statutory trust is Bergstrom Financial Group Trust (the "Trust").

Second: The name and address of the Registered Agent in the State of Delaware is: Capitol Services, Inc., 108 Lakeland Ave., Dover, DE 19901.

Third: The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-l et seq.).

Fourth: *Notice of Limitation of Liabilities of Series*. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted a series trust with one or more multiple portfolios or classes. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular portfolio or class shall be enforceable against the assets of such portfolio or class only, and not against the assets of the Trust generally or of any other portfolio or class of the Trust, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or other portfolios or class of the Trust shall be enforceable against the assets of such portfolio or class.

Fifth: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as October 16, 2025.

By: Drew Bergstrom
Name: Drew Bergstrom
Title: Initial Trustee

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:22 AM 10/16/2025
FILED 11:22 AM 10/16/2025
SR 20254275063 - File Number 10367742